JUPITER ENTERPRISES, INC.
       (A development stage enterprise)
Notes to Unaudited Financial Statements
                          June 30, 2000
-------------------------------------------------------------------------
The accompanying unaudited interim financial statements include all adjustments which in the opinion of management are necessary in order to make the accompanying financial statements not misleading, and are of a normal recurring nature. However, the accompanying unaudited financial statements do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows and stockholders' equity in conformity with generally accepted accounting principles.
Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in the Company's Form
10-SB as of the year ended March 31, 2000.
Operating results for the three months ended June 30, 2000, are not necessarily indicative of the results that can be expected for the year ended March 31, 2001.

Note 1 - Organization and summary of significant accounting policies:
Following is a summary of the Company's organization and significant accounting policies:

     Organization and nature of business   Jupiter Enterprises,
     Inc. (the Company) is a Nevada
     corporation incorporated on March 12, 1999. It is based in Vancouver, British Columbia, Canada.

     The Company's intent is to become a direct sales marketing company that markets, distributes and sells its own brand of natural health products via the Internet. All of its products will be purchased from manufacturers or brokers and bear the Herbal Traditions brand label. The Company's internet website is currently under construction and will be the centerpiece of its marketing operation. The website will display product information, articles about specific ailments, links to other related websites, and an on-line forum and bulletin board. Customers will be able to place their orders via the internet in a secured e-commerce connection. The Company expects to market to a global customer base.

     To date, the Company's activities have been limited to its formation and the raising of equity capital.
     In its current development stage, management anticipates incurring substantial additional losses as it implements its business plan.

     Basis of presentation - The accounting and reporting policies of the Company conform to generally accepted accounting principles applicable to development stage enterprises.

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and concentrations in products and markets which could affect the financial statements and future operations of the Company.

     Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

              JUPITER ENTERPRISES, INC.
       (A development stage enterprise)
Notes to Unaudited Financial Statements
                          June 30, 2000
-------------------------------------------------------------------------


     Fair value of financial instruments and derivative financial instruments - The Company has adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative
     Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of its foreign exchange, commodity price or interest rate market risks.

     Federal income taxes - Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Statement of Financial Accounting Standards number 109 Accounting for Income
     Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

     Net income per share of common stock - The Company has adopted FASB Statement Number
     128, Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company did not have a complex capital structure requiring the computation of diluted earnings per share.

Note 2 - Capital stock:
Since its inception, the Company has issued shares of its
common stock as follows:
                                                 Price Per
Date       Description                  Shares        Share     Amount
-------------------------------------------------------------------------
3/30/99  Shares issued for cash  2,000,000  $0.005   $10,000
5/27/99  Shares issued for cash     840,000    0.030     25,200
6/20/00  Shares issued for cash     202,000    0.030       6,060
                                                       -------------------------
                   Cumulative total      3,042,000                $41,260
                                                    ========          =======

              JUPITER ENTERPRISES, INC.
       (A development stage enterprise)
Notes to Unaudited Financial Statements
                          June 30, 2000
-------------------------------------------------------------------------

The Company's articles of incorporation also authorize it to issue preferred stock in one or more series and in such amounts as may be determined by the Board of Directors. At June 30, 2000, no preferred stock series had been created.

Note 3 - Related party transactions:
The Company paid an officer and a former director of the company $965 during the quarter ended June 30, 2000 (unaudited), in professional fees for legal services.

Amounts due to directors of the company totaled $213 for the quarter ended June 30, 2000 (unaudited).

Note 4 - Federal income tax:
The Company follows Statement of Financial Accounting Standards Number 109 (SFAS 109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously.
Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

                                                                        June 30,
                                                                            2000
                                                                     (Unaudited)
                                                                    ------------
     Refundable Federal income tax attributable to:
       Current operations                                     $(3,300)
       Change in deferred tax amounts                   3,300
                                                                    ------------
         Net refundable amount                                 -
                                                                   =========


The cumulative tax effect at the expected rate of 34% of significant items comprising the Company's net deferred tax amounts as of June 30, 2000:

                                                                       June 30,
                                                                          2000
                                                                    (Unaudited)
                                                                    ------------
     Deferred tax asset attributable to:
       Net operating loss carryover                   $(6,700)
       Less, Valuation allowance                          6,700
                                                                    ------------
         Net deferred tax asset                                   -
                                                                    =========




At March 31, 2000, the Company had unused net operating loss carryovers which may be used to offset future taxable income and which expire as follows:

Expires:                                                      Amount
-------------------------------------------      -----------------
   March 31, 2014                                            $  1,874
   March 31, 2015                                                8,400
                                                               -----------------
     Total net operating loss carryover             $10,274
                                                               ==========

Note 5 - Uncertainty, going concern:
At June 30, 2000, the Company was not currently engaged in a business and had suffered losses from development stage activities to date. Although management is currently attempting to implement its business plan (see Note 1 above) and is seeking additional sources of equity or debt financing, there is no assurance these activities will be successful. Accordingly, the Company must rely on its officers and directors to perform essential functions without compensation until a business operation can be commenced. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.